Exhibit 99.1

Incannex Healthcare Announces Partnership with the AASM Foundation in Support of Sleep Apnea Research

Company Joins AASM Foundation Corporate Recognition Program and Sponsors Junior Investigator Research Grant as IHL-42X Advances Toward Potential Oral Treatment for Obstructive Sleep Apnea

Melbourne and New York – 25 March 2026 – Incannex Healthcare Inc. (Nasdaq: IXHL), a clinical-stage biopharmaceutical company developing combination therapies for high-impact indications, today announced it has entered into a Partnership Agreement with the American Academy of Sleep Medicine (AASM) Foundation. Through this partnership, Incannex has joined the AASM Foundation’s Corporate Recognition Program and will sponsor a Focused Projects Grant for Junior Investigators dedicated to the Diagnosis, Management, and Treatment of Sleep Apnea, to be awarded in 2026.

The partnership reflects the Company’s commitment to the broader sleep medicine community as it continues to advance IHL-42X, its lead investigational oral fixed-dose combination of dronabinol and acetazolamide designed to target underlying mechanisms and act synergistically in the treatment of obstructive sleep apnea (OSA).

Advancing IHL-42X for Obstructive Sleep Apnea

Incannex is developing IHL-42X — an innovative oral fixed-dose combination of dronabinol and acetazolamide — as a potential first-in-class treatment for obstructive sleep apnea (OSA). OSA is a serious and widespread chronic condition affecting hundreds of millions of people globally, yet remains significantly undertreated, with a large proportion of patients unable to tolerate or adhere to existing therapies. This represents a substantial and largely unmet medical need, and a compelling commercial opportunity.

The past year has been one of the most productive in Incannex's history, marked by a series of meaningful milestones that have materially strengthened the IHL-42X programme and positioned the Company for the next phase of development:

  Positive Phase 2 clinical trial results demonstrated statistically significant improvements in OSA outcomes, providing strong validation of IHL-42X's therapeutic potential and setting a compelling foundation.
  FDA Fast Track designation was awarded to IHL-42X, recognising the programme's potential to address a serious unmet medical need and enabling a more collaborative and expedited pathway with the FDA.
  Advancement into the DReAMzz study — a Phase 2 crossover dose-optimisation trial designed to further enhance the efficacy of IHL-42X ahead of a pivotal Phase 3 programme — reflects the Company's commitment to entering Phase 3 with the strongest possible clinical profile.
  Establishment of a world-class Clinical Advisory Board, comprising leading international experts in sleep medicine, to provide independent guidance on clinical strategy and study design.
  A clearly defined and well-supported Phase 3 pathway, underpinned by robust Phase 2 data, regulatory engagement, and a fully funded development programme.

  The DReAMzz study is designed to further optimise the ratio of the two active ingredients within IHL-42X, with the goal of maximising both objective physiological outcomes and patient-reported quality of life measures. Patient dosing is expected to commence within the coming months — a near-term milestone that underscores the programme's continued momentum and brings Incannex one step closer to delivering a transformative new treatment option for the millions of patients living with OSA.

  Supporting the Next Generation of Sleep Medicine Researchers

  As a sponsor of the AASM Foundation’s Focused Projects Grant for Junior Investigators, Incannex will support independent research into the Diagnosis, Management, and Treatment of Sleep Apnea, to be awarded in 2026. All materials related to the grant will carry a “Supported by Incannex” credit line. Both organisations will collaborate on press releases, digital promotion, and social media engagement to promote the partnership and the scientific work it supports.

  “Obstructive sleep apnea is a serious, chronic condition that remains substantially undertreated — and for too many patients, existing options are simply not sufficient. IHL-42X is designed to address that unmet need, and this partnership with the AASM Foundation reflects our deep commitment to the broader scientific community working to change that. Supporting the next generation of sleep medicine researchers is something we are genuinely proud to do, and we look forward to contributing to the advancement of the field alongside our own clinical program.”

  — Dr. Luigi Barbato, MD, Chief Medical Officer, Incannex Healthcare Inc.

  About the AASM Foundation

  The American Academy of Sleep Medicine (AASM) Foundation is a not-for-profit organisation dedicated to advancing sleep health through research, education, and public awareness. It funds investigators focused on the prevention, diagnosis, and treatment of sleep disorders. For more information, visit foundation.aasm.org.

  About Incannex Healthcare Inc.

  Incannex is leading the way in developing combination medicines that target the underlying biological pathways associated with chronic conditions, including obstructive sleep apnea, rheumatoid arthritis and generalized anxiety disorder. The Company is advancing three clinical-stage product candidates based on evidence-based innovation and supported by streamlined operations. Incannex’s lead clinical program, IHL-42X, is an oral fixed-dose combination of dronabinol and acetazolamide designed to target underlying mechanisms and act synergistically in the treatment of obstructive sleep apnea. In a Phase 2 development program, IHL-675A is an oral fixed-dose combination of cannabidiol and hydroxychloroquine sulfate designed to act synergistically to alleviate inflammatory conditions, such as rheumatoid arthritis. Approved for Phase 2 clinical development, PSX-001 is an oral synthetic psilocybin treatment for the treatment of generalized anxiety disorder. Incannex’s programs target disorders that have limited, inadequate, or no approved pharmaceutical treatment options. For additional information on Incannex, please visit our website at www.incannex.com.

  Forward-Looking Statements

  Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These statements include, but are not limited to, statements relating to the strategy, timing and future development of the Company’s drug candidates, including the anticipated timing of the DReAMzz Phase 2 crossover dose-optimisation study and a Phase 3 clinical trial for IHL-42X, and the potential value of the Company’s drug candidates and business. When or if used in this communication, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to the Company, its operations or its management, may identify forward-looking statements. The forward-looking statements contained in this press release are based on management’s current expectations and projections about future events. Nevertheless, actual results or events could differ materially from the plans, intentions, and expectations disclosed in, or implied by, the forward-looking statements. Risks and uncertainties include those described in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2025, filed with the SEC on September 29, 2025, and other reports filed from time to time, which can be obtained on the SEC website at www.sec.gov. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

  Investor & Media Contacts

  CORE IR

  (212) 655-0924

  investors@incannex.com

  media@incannex.com.au